Exhibit 11

Nextel Communications Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191

May 16, 2005

Motorola, Inc.
Motorola SMR, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: David Devonshire

Ladies and Gentlemen:

     Reference is made to that certain letter agreement, dated as of December 14, 2004 (the “Agreement”), by and between Nextel Communications, Inc. (“Nextel”) and Motorola, Inc. (together with its wholly owned subsidiary, Motorola SMR, Inc., which holds a certain number of the Motorola Shares, “Motorola”), a copy of which is attached hereto as Exhibit A. This letter agreement confirms our understanding that the parties desire to amend and supplement the Agreement in the manner set forth below (the “Amendment Agreement”). Except as otherwise expressly modified by this Amendment Agreement, all of the terms, conditions and provisions of the Agreement shall remain the same and the Agreement, as amended hereby, shall continue in full force and effect in accordance with its terms, and this Amendment Agreement and the Agreement shall be read and construed as one instrument. All capitalized terms used but not defined in this letter have the respective meanings set forth in the Agreement; provided, that, for the avoidance of doubt it is understood and agreed that references herein to the term Merger Agreement shall mean that certain Agreement and Plan of Merger entered into as of December 15, 2004 by and among Sprint Corporation, Nextel and S-N Merger Corp., as the same may be amended, modified or supplemented from time to time in accordance with its terms.

R E C I T A L S

     A. The Amended Certificate of Incorporation of Nextel, as amended (the “Certificate of Incorporation”) provides that a “Motorola Conversion Event” with respect to shares of Nextel Class B Common Stock held by Motorola includes, among other things, “the existence of circumstances which, in Motorola’s judgment, constitute or are likely to cause or result in a material adverse development with respect to the business, properties, operations, or financial condition of [Nextel] and its subsidiaries and which otherwise cause conversion of the shares of the [Class B Common Stock] held by Motorola into shares of Voting Common to be reasonably necessary to protect

Motorola’s interests as a stockholder of [Nextel]” (the “Motorola Adverse Development Conversion Event”).

     B. The Certificate of Incorporation further provides that the occurrence of any Motorola Adverse Development Conversion Event “shall be determined by Motorola, in its sole judgment by notice to [Nextel] which notice shall be binding upon [Nextel]” (the “Conversion Notice”).

     C. Pursuant to the Merger Agreement as in effect on the date hereof, it is presently contemplated that Motorola’s shares of Nextel Class B Common Stock will be converted into the right to receive shares of non-voting common stock of Sprint Nextel Corporation, which shares shall have rights, powers and preferences substantially identical to the rights, powers and preferences of the Nextel Class B Common Stock (the “Motorola Merger Shares”), including terms substantially identical to those described above with respect to Motorola’s conversion rights in connection with a Motorola Adverse Development Conversion Event.

     D. The Certificate of Incorporation entitles the holders of Nextel Class B Common Stock to vote as a separate class (with each share having one vote) on the merger contemplated by the Merger Agreement in the event that the terms of the Motorola Merger Shares are not substantially identical to the Nextel Class B Common Stock, which provisions would apply if the Motorola Merger Shares do not contain a provision permitting conversion of the Motorola Merger Shares upon the occurrence of a Motorola Adverse Development Conversion Event.

     The parties hereby agree as follows:

         1. Amendment to Exhibit A. Exhibit A to the Agreement is hereby amended and restated in its entirety in the form of Exhibit A attached hereto as Exhibit B.

         2. Restriction on, and Acknowledgement and Waiver of Rights with Respect to Motorola Adverse Development Conversion Event.

     (a) Motorola acknowledges and agrees that no Motorola Adverse Development Conversion Event has occurred on or prior to the date hereof.

     (b) From and after the date hereof and until the Termination Date, Motorola for itself and its affiliates, (i) hereby irrevocably waives and agrees not to make a determination that a Motorola Adverse Development Conversion Event has occurred and (ii) further covenants and agrees not to deliver to Nextel the notice referred to in Recital B above and not to convert the Motorola Shares into shares of class A common stock, par value $0.001 per share, of Nextel pursuant to Section 5(a)(ii) of the Certificate of Incorporation.

         3. Motorola Merger Shares. Notwithstanding the substance of Recital C above, Motorola hereby consents and agrees that the Amended and Restated Articles of

Incorporation of Sprint Nextel Corporation shall provide that the circumstances in which a Motorola Adverse Development Conversion Event shall be deemed to occur with respect to the Motorola Merger Shares shall be limited to a downgrade in Sprint Nextel’s credit rating to below B-, as determined by Standard & Poor’s Ratings Services, or B3, as determined by Moody’s Investor’s Services after the earlier of 15 days following the date of the ILEC Separation (as defined in the Merger Agreement) or December 31, 2006. Motorola acknowledges that Sprint and Nextel intend to amend the Merger Agreement and the related exhibits to modify the terms of the Motorola Merger Shares that grant Motorola the right to convert the Motorola Merger Shares upon the occurrence of a Motorola Adverse Development Conversion Event consistent with the foregoing sentence.

         4. Voting.

     (a) Agreement to Vote. Motorola hereby agrees that it shall appear at any meeting of the stockholders of Nextel, whether annual or special, and including any adjourned or postponed meeting (or otherwise cause the Motorola Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Nextel, to cause the Motorola Shares to be included in any written consent of stockholders of Nextel. In connection with any such meeting or written consent, as applicable, Motorola hereby further agrees that it shall, and shall cause the record holder of any Motorola Shares to, vote or consent (or cause to be voted or consented) all of the Motorola Shares (it being understood that Motorola’s agreement pursuant to this Section 4. shall not bind any shares of Nextel held by Motorola other than the shares of Class B Non-Voting Common Stock described in Section 1. of the Agreement) in favor of adoption of the Merger Agreement and any other action or approval required in furtherance of the merger of Nextel with and into a subsidiary of Sprint Corporation; provided, no changes or modifications have been made to the Merger Agreement that would have a material adverse effect on the economic benefits to be realized by Motorola pursuant to the Merger Agreement as in effect on the date hereof. Motorola hereby covenants and agrees that it shall not enter into any agreement or grant a proxy or power of attorney with respect to the Motorola Shares which is inconsistent with this Amendment Agreement. This Section 4 shall terminate immediately upon the Termination Date.

     (b) Grant of Proxy. In furtherance and not in limitation of the foregoing, Motorola hereby agrees that it shall use its reasonable best efforts to obtain such internal approvals as are required, including, if applicable, from its board of directors, in order to grant a proxy to officers of Nextel, substantially in the form set forth in Exhibit X, to vote the Motorola Shares as indicated in Section 4(a) above.

         5. No Implied Amendments. Except as specifically amended by this Amendment Agreement, the Agreement shall remain in full force and effect in accordance with its respective terms and is hereby ratified and confirmed. This Amendment Agreement shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Agreement

         6. General. This Amendment Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Amendment Agreement (or its signature page thereof) will be deemed to be an executed original thereof. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. The parties to this Amendment Agreement agree that irreparable damage would occur in the event any of the provisions of this Amendment Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment Agreement and to enforce specifically the terms and provisions of this Amendment Agreement (without any requirement for the posting of a bond or other security) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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         If the foregoing is consistent with your understanding and is acceptable to you, please execute one copy of this letter agreement and return it to us whereupon this letter agreement shall become a binding agreement among us.

Sincerely,

NEXTEL COMMUNICATIONS, INC.

By: /s/ Paul Saleh
      Name: Paul Saleh
      Title: Executive Vice President and Chief Financial Officer

Agreed, acknowledged and accepted
as of the 16th day of May, 2005.

MOTOROLA, INC.

By: /s/ David W. Devonshire
      Name: David W. Devonshire
      Title: Executive Vice President and Chief Financial Officer

MOTOROLA SMR, INC.

By: /s/ David W. Devonshire
      Name: David W. Devonshire
      Title: President and Chief Executive Officer